                                                                  EXHIBIT 10.6A


            THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT ("First Amendment") is made this first day of October, 2001 (the "Effective Date"), by and between Sheffield Pharmaceuticals, Inc. (the "Corporation") and Thomas M. Fitzgerald (the "Executive").

            WHEREAS, the Compensation Committee of the Board of Directors has determined that a possibility of a Change in Control of the Corporation exists and appropriate steps should be taken to reinforce and encourage the continued attention and dedication of certain management to their assigned duties.

            NOW, THEREFORE, in consideration of the covenants and agreements contained herein, intending to be legally bound, the Corporation and Executive hereby agree, effective as of the Effective Date, as follows:

1. Paragraph 3 of the Employment Agreement by and between the Corporation and Executive dated June 6, 1996 (the "Employment Agreement") is hereby amended by deleting the third sentence in its entirety and adding to the second sentence the following:

            "; provided that, no such notice by the Corporation shall be effective and the term of this Agreement shall be extended for an additional year if a Potential Change in Control shall have occurred or occurs at any time prior to the date of such notice or within the twelve month period beginning on the date of such notice. Further, if a Change in Control shall have occurred at any time during the term of this Agreement, then notwithstanding any provision hereof to the contrary, the term shall continue in effect for: (i) the remainder of the month in which the Change in Control occurred, and
            (ii) a term of twenty-four months beyond the month in which such Change in Control occurred; provided that, if any obligations of the Corporation hereunder shall not have been fully and finally discharged at the end of such twenty-four month period, the term shall continue until such obligations shall have been finally discharged in full. The period commencing on the earlier of a Potential Change in Control (if applicable) or Change in Control and ending with the conclusion of such twenty-four month period shall be referred to hereinafter as the "Protection Period."

2. Paragraph 11(c) of the Employment Agreement is hereby deleted in its entirety.

3. Paragraph 13 of the Employment Agreement is hereby amended by deleting Paragraph 13 in its entirety and replacing it with the following:

                        "13. Termination for Cause. The Corporation may at any time upon written notice to Executive terminate Executive's employment for Cause. For purposes of this Agreement, the following shall constitute Cause: (a) the Executive's gross misconduct which is materially and demonstrably injurious to the Corporation; (b) the Executive's willful and continued failure to perform substantially his duties with the Corporation (other than a failure resulting from the Executive's incapacity due to bodily injury or physical or mental illness) after a demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties and provides for a reasonable period of time within which the Executive may take corrective measures; or (c) the Executive's conviction (including a plea of nolo contendere) of willfully engaging in illegal conduct constituting a felony or a gross misdemeanor involving an intentional act of fraud, misrepresentation, theft, embezzlement or dishonesty under federal or state law (or comparable illegal conduct under the laws of any foreign jurisdiction) which is materially and demonstrably injurious to the Corporation or which impairs the Executive's ability to perform substantially his duties with the Corporation. An act or failure to act will be considered "gross" or "willful" for this purpose only if done, or omitted to be done, by the Executive in bad faith and without reasonable belief that it was in, or not opposed to, the best interests of the Corporation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or governing body of the Corporation (or a committee thereof) or based upon the advice of counsel for the Corporation will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Corporation. Executive's attention to matters not directly related to the business of the Corporation will not provide a basis for termination for Cause so long as the Board did not expressly disapprove in writing of his engagement in such activities either before or within a reasonable period of time after the Board knew or could reasonably have known that the Executive engaged in those activities. Notwithstanding the foregoing, the Executive may not be terminated for Cause unless and until there has been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board (excluding such Executive) at a meeting of the Board called and held for such purpose (after reasonable notice to such Executive and an opportunity for such Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board such Executive engaged in the conduct set forth in paragraphs (a),
(b) or (c) above and specifying the particulars thereof in detail."

4. Paragraph 20 of the Employment Agreement is hereby amended by adding to the end of the first sentence the following:

            "and the Corporation hereby irrevocably consents to the jurisdiction of the federal and state courts sitting in the State of New York for purposes of enforcing this Agreement."

5. Paragraph 25 of the Employment Agreement is hereby amended by deleting Paragraph 25 in its entirety and replacing it with the following:

                        "25. Disputes. (a) If the Executive so elects, any dispute, controversy or claim arising under or in connection with this Agreement will be settled exclusively by binding arbitration in Rochester, New York in accordance with the Employee Benefit Plan Claims Arbitration Rules of the American Arbitration Association, incorporated by referenced herein. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided that, the Executive may seek specific performance of his right to receive benefits until the Termination Date during the pendency of any dispute or controversy arising under or in connection with this Agreement.

                        (b) If the Executive does not elect arbitration to resolve a dispute, claim or controversy, he may pursue all other available legal remedies.

                        (c) Any review by an arbitrator or a court of competent jurisdiction of a decision made by the Board at any time after a Change in Control shall be de novo, and any such Board determination shall not be entitled to deference.

                        (d) The Corporation will not assert in any dispute or controversy with the Executive arising under or in connection with this Agreement the Executive's failure to exhaust administrative remedies.

                        (e) In the event of any dispute, claim or controversy arising out of or in connection with this Agreement, if the Executive prevails on any of the material issues involved in any such dispute, claim or controversy, the Corporation shall pay to the Executive immediately upon demand all reasonable expenses (including without limitation attorneys' fees) incurred by the Executive in connection therewith.

                        (f) If the Corporation refuses or otherwise fails to make a payment when due under this Agreement and it is ultimately determined that the Executive is entitled to such payment, such payment shall be increased to reflect an interest factor, compounded annually, equal to the prime rate in effect as of the date the payment was first due plus five points. For this purpose, the prime rate shall be based on the rate identified by Chase Manhattan Bank as its prime rate in New York City."

6. The Employment Agreement is further amended by adding the following as new Paragraphs 26 through 31:


                        "26. Definitions. For purposes of this Agreement, the capitalized terms set forth herein and not otherwise defined shall have the meanings set forth in Appendix A attached hereto which shall have the same force and effect as if included as a Paragraph in this Amendment and shall apply when interpreting the terms of this Agreement.

                         27. Termination Employment in Connection with a Change
in Control.

                             (a) Eligibility. If the Executive's employment is
terminated during the Protection Period either: (i) by the Corporation without Cause, or (ii) by the Executive for Good Reason, the Corporation will provide the Executive with the payments and benefits set forth in Paragraph 28 below (collectively, the "Enhanced

Severance Benefits"), accelerated vesting and exercisability of stock based compensation under Paragraph 29 and a Gross-Up Payment for "Excise Tax" (as defined in Paragraph 30) under Paragraph 30. If the Executive terminates employment with the Corporation under any other circumstances, he shall not be entitled to Enhanced Severance Benefits under Paragraph 28, but may be entitled to (c) benefits under Paragraph 11 hereunder, and (d) accelerated vesting and exercisability of stock based compensation under Paragraph 29 and a Gross-Up Payment for Excise Tax under Paragraph 30 by remaining employed with the Corporation as of a Change in Control. In no event shall Executive be entitled to Enhanced Severance Benefits under Paragraph 28 and to benefits under Paragraph 11.

                             (b) Process for Termination of Employment. During
the Protection Period, any termination of the Executive's employment by the Executive for Good Reason or by the Corporation for Cause shall be communicated by written Notice of Termination from the party terminating employment hereunder to the other party hereto in accordance with Paragraph 17. A "Notice of Termination" shall mean, for purposes of this Agreement, a written notice given in good faith and with a reasonable belief that Good Reason or Cause, as the case may be, has occurred, which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Any Notice of Termination must specify a Termination Date and any Notice of Termination for Cause shall include a copy of the relevant resolution of the Board action taken in accordance with the terms of this Agreement to terminate the Executive's employment for Cause.

                             (c) Compensation and Benefits before Termination
Date. During the period beginning on the date the Executive or the Corporation, as the case may be, receives Notice of Termination and ending on the Termination Date, the Corporation will continue to pay the Executive his Base Pay and cause his continued participation in all Benefit Plans in accordance with the terms of such Benefit Plans.

                             (d) Rights Under Other Plans, Policies, Practices
and Agreements. Other than to the extent expressly provided herein, this Agreement does not supersede any other plans, policies, and/or practices of the Corporation. To the extent that any provision of any Benefit Plan limits, qualifies or is inconsistent with any of the benefits provided under this Agreement, then, for purposes of this Agreement, while such other Benefit Plans remains in force, the provisions of this Agreement will control and such provision of such other Benefit Plan will be deemed to have been superseded and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose. Nothing in this Agreement prevents or limits the Executive's continuing or future participation in any Benefit Plan provided by the Corporation and nothing in this Agreement limits or otherwise affects the rights the Executive may have under any Benefit Plans with the Corporation. Amounts that are vested benefits or which the Executive is otherwise entitled to receive under any Benefit Plan with the Corporation at or subsequent to the Termination Date will be payable in accordance with such Benefit Plan.

         28. Enhanced Severance Benefits.

             (a) Cash Payment. The Executive will be entitled to a cash payment equal to two (2) times Base Pay (disregarding any change in Base Pay that constitutes Good Reason). The benefit provided under this Paragraph 28(a) will be distributed in a single lump sum within ten business days after the Termination Date or, if later, within ten business days following the effective date of the Change in Control.

             (b) Continuation of Certain Welfare Benefits.

                 (i) During the period described in Paragraph 28(b)(ii) below, the Corporation will maintain, or continue to reimburse or pay on behalf of the Executive, as the case may be, medical, dental and life insurance plans which by their terms cover the Executive and his family members and dependents under the same terms and at the same cost to the Executive and his family members and dependents as similarly situated executives who continue to be employed by the Corporation (without regard to any reduction in such benefits that constitutes Good Reason). The continuation period under applicable federal and state continuation laws will begin to run from the date on which coverage under this Paragraph ends.

                 (ii) For purposes of Paragraph 28(b)(i) above, the continuation period with respect to any particular plan is the period beginning on the Termination Date and ending on the earlier of: (x) the last day of the twelfth month that begins after the Termination Date, (y) the date after Termination Date on which the

Executive first becomes eligible to participate in the plan of another employer providing comparable benefits to the Executive and his eligible family members and dependents which plan does not contain any exclusion or limitation with respect to any pre-existing condition of the Executive or any eligible family member or dependent who would otherwise be covered under the Corporation's plan but for this clause (y), or (z) the date of the Executive's death.

                 (iii) To the extent the Executive incurs a liability for Taxes in connection with a benefit provided pursuant to Paragraph 28(b) which he would not have incurred had he been an active employee of the Corporation participating in one of the Corporation's Benefit Plans, the Corporation shall make a Gross-Up Payment for any such Taxes to the Executive. For purposes of applying the foregoing, the Executive's tax rate will be deemed to be the highest statutory marginal state and federal tax rate (on a combined basis) then in effect. The payment pursuant to this subparagraph will be made within ten days after the Executive's remittal of a written request therefor, accompanied by a statement indicating the basis for and amount of the liability.

             (c) Extended Exercise Period for Stock Options. Any stock options issued by the Corporation and held by the Executive shall remain exercisable until thirty-six months following the Termination Date, but in no event beyond the stock option's maximum exercise period (without regard to any provisions that shortens the exercise period in connection with termination of employment or otherwise).

         29. Accelerated Vesting and Exercisability. If a Change in Control occurs while the Executive is employed by the Corporation or after the Executive has terminated employment with the Corporation under circumstances entitling him to Enhanced Severance Benefits, (a) all stock options previously granted to the Executive by the Corporation shall become fully vested and exercisable as of the date of the Change in Control, whether or not otherwise exercisable and vested as of that date, and (b) shares of restricted Corporation stock previously awarded to the Executive shall become fully vested.

         30. Excise Tax Equalization. The Corporation will cause its independent auditors promptly to review, at the Corporation's sole expense, the applicability of Paragraph 4999 of the Code to any payment or distribution of any type by the Corporation or its Affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any Benefit Plan or otherwise (the "Total Payments"). The Corporation shall engage the auditor so that its review is completed no later than the Change in Control. If the auditor determines that the Total Payments result in an excise tax imposed by Paragraph 4999 of the Code or any comparable state or local law, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax") and if the Executive is entitled to Enhanced Severance Benefits or accelerated vesting or exercisability of equity compensation under Paragraph 29, or both, the Corporation shall make a Gross-Up Payment for any Excise Taxes to the Executive within ten business days after the Termination Date, but in no event later than the due date for the payments of any excise tax. For purposes of the foregoing determination, the Executive's tax rate will be deemed to be the highest statutory marginal state and federal tax rate (on a combined basis) then in effect. If any tax authority determines that a greater Excise Tax should be imposed upon the Total Payments than is determined by the Corporation's independent auditors pursuant to this Paragraph 30, the Executive is entitled to receive from the Corporation the full Gross-Up Payment calculated on the basis of the amount of Excise Tax determined to be payable by such tax authority within ten business days after he notifies the Corporation of such determination.

         31. Miscellaneous.

             (a) Successors and Assigns.

                 (i) The Corporation will require any Successor to expressly assume and agree to perform the obligations of this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place except as specifically required to the contrary hereunder. Failure of the Corporation to obtain such assumption and agreement at least three business days prior to the time a Person becomes a Successor (or where the Corporation does not have at least three business days' advance notice that a Person may become a Successor, within one business day after having notice that such Person may become or has become a Successor) will constitute Good Reason for termination of the Executive's employment. The date on which any such succession becomes effective will be deemed the Termination Date and Notice of Termination will be deemed to have been timely given by the Executive. A Successor has no rights, authority or power with respect to this Agreement prior to a Change in Control.

                 (ii) This Agreement is for the benefit of, and is enforceable by, the Executive, his personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees; provided that, the Executive may not otherwise assign any of his rights or delegate any of his obligations under this Agreement. If the Executive dies after becoming entitled to, but before receiving, any amounts payable under this Agreement, all such amounts, unless otherwise specifically provided to the contrary in this Agreement, will be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there be no such designee, to the Executive's estate.

             (b) No Mitigation or Set-Off. The Executive will not be required to mitigate the amount of any benefits the Corporation becomes obligated to provide in connection with this Agreement by seeking other employment or otherwise. The Corporation has no right to set-off benefits owed under this Agreement against amounts owed or claimed to be owed by the Executive to the Corporation under this Agreement or otherwise.

             (c) Taxes. All benefits to be provided to the Executive in connection with the this Agreement will be subject to required withholding of federal, state and local income, excise and employment-related taxes.

             (d) Survival. The respective obligations of, and benefits afforded to, the Corporation and the Executive which, by their express terms or clear meaning, survive termination of the Executive's employment with the Corporation or termination of this Agreement, as the case may be, will remain in full force and effect according to their terms notwithstanding the termination of the Executive's employment with the Corporation or termination of this Agreement, as the case may be.

             (e) Benefits as Eligible Compensation under Other Benefit Plans. Unless otherwise expressly provided therein, benefits paid or payable under this Agreement will not be deemed to be salary or compensation for purposes of determining the benefits to which the Executive may be entitled under any other Benefit Plan sponsored, maintained or contributed to by the Corporation."

7. Except as amended as set forth in this First Amendment, the Employment Agreement shall remain in full force and effect in accordance with its terms.

            IN WITNESS WHEREOF, this First Amendment has been executed by the Corporation, by its duly authorized representative, and by Executive, as of the Effective Date.

EXECUTIVE                                       CORPORATION


/s/ Thomas M. Fitzgerald                        /s/ Loren G. Peterson
------------------------------                  -----------------------------
                                                By: Loren G. Peterson
                                                Title: President and CEO

                                   APPENDIX A

                                   DEFINITIONS


Whenever the following capitalized terms are used in the Agreement, they shall have the meaning specified below.

Affiliate

            "Affiliate" shall mean: (a) any corporation at least a majority of whose outstanding securities ordinarily having the right to vote at elections of directors is owned directly or indirectly by the Corporation; or (b) any other form of business entity in which the Corporation, by virtue of a direct or indirect ownership interest, has the right to elect a majority of the members of such entity's governing body.

Base Pay

            "Base Pay" shall mean the Executive's base salary at the highest annual rate in effect immediately prior to the Change in Control or at the time Notice of Termination is given, whichever is greater, disregarding any decrease which constitutes Good Reason for the Executive's termination of employment. Base Pay includes only regular cash salary and wages and is determined before any reduction for deferrals pursuant to any nonqualified deferred compensation plan or arrangement, qualified cash or deferred arrangement or cafeteria plan.

Beneficial Owner

            "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

Benefit Plan

            "Benefit Plan" is (a) employee benefit plan as defined in Paragraph 3(3) of ERISA, (b) a cafeteria plan described in Paragraph 125 of the Code, (c) a plan, policy or practice providing for paid vacation, other paid time off or short- or long-term profit sharing, bonus or incentive payments, or (d) stock option, stock purchase, restricted stock, phantom stock, stock appreciation right or other equity-based compensation plan that is sponsored, maintained or contributed to by the Corporation or its Affiliates for the benefit of employees (and/or their families and dependents) generally or the Executive (and/or the Executive's family and dependents) in particular.

Board

            "Board" is the board of directors of the Corporation duly qualified and acting at the time in question. On and after the date of a Change in Control, any duty of the Board in connection with this Agreement is non-delegable and any attempt by the Board to delegate any such duty is ineffective.

Change in Control

            A "Change in Control" shall mean the first of the following events to occur:

            (a) Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing at least thirty percent or, in the case of Elan Corporation and its Affiliates in the aggregate (collectively, the "Elan Group"), at least fifty percent, of the combined voting power of the Corporation's then outstanding securities;

            (b) During any twenty-four month consecutive period beginning on or after October 1, 2001, individuals who at the beginning of such period constituted a majority of the Board of Directors cease for any reason during any day during any such period to constitute a majority thereof; provided, however, that any director who is not in office at the beginning of such twenty-four month period, but whose election by the Board or whose nomination for election by the Company's shareholders was to fill a vacancy caused by death or retirement and was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved shall be deemed to have been in office at the beginning of such period for purposes of this definition;

            (c) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other Corporation or agreement of exchange involving the Corporation ("Merger"), other than (1) a Merger which would result in the voting securities of the Corporation outstanding as of October 1, 2001 continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after the Merger, or (2) a Merger effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person acquires thirty percent or more, or in the case of Elan Group in the aggregate, fifty percent or more, of the combined voting power of the Corporation's then outstanding securities; or

            (d) the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) or disposition by the Corporation of all or substantially all of the Corporation's assets.

Code

            "Code" shall mean the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes a reference to such provision as it may be amended from time to time and to any successor provision.

Effective Date

            "Effective Date" shall mean the Effective Date of the First
Amendment.

ERISA

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended. Any reference to a specific provision of ERISA includes a reference to such provision as it may be amended from time to time and to any successor provision.

Exchange Act

            The "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act or to any rule or regulation thereunder includes a reference to such provision as it may be amended from time to time and to any successor provision.

Good Reason

            "Good Reason" shall mean the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause, for such termination exists or has occurred, including without limitation other employment):

            (a) failure to elect or reelect or otherwise maintain the Executive in the offices or positions that the Executive held immediately prior to the Change in Control;

            (b) a change in the nature or scope of the authorities, powers, functions, duties or responsibilities attached to the position with the Corporation that the Executive held immediately prior to the Change in Control, as reasonably determined by the Executive;

            (c) a reduction by the Corporation in the Executive's Base Pay or an adverse change in the form or timing of the payment thereof, as in effect immediately prior to the Potential Change in Control or as thereafter increased;

            (d) the failure by the Corporation to cover the Executive under Benefit Plans that, in the aggregate, provide substantially similar benefits to the Executive and/or his family and dependents at a substantially similar total cost to the Executive (e.g., premiums, deductibles, co-pays, out of pocket maximums, required contributions, Taxes and the like) relative to the highest benefits and lowest total costs under the Benefit Plans in which the Executive (and/or his family or dependents) is participating at any time during the period between the Potential Change in Control and the Change in Control;

            (e) the Corporation's requiring the Executive to be based more than fifty miles from where his office is located immediately prior to the Change in Control, except for required travel on the Corporation's business, and then only to the extent substantially consistent with the business travel obligations which the Executive undertook on behalf of the Corporation during the ninety day period ending on the date of the Potential Change in Control (without regard to travel related to or in anticipation of the Change in Control);

            (f) the failure of the Corporation to obtain from any Successor the assent to this Agreement as required under Paragraph 32(a)(i);

            (g) any purported termination by the Corporation of the Executive's employment which is not properly effected pursuant to a Notice of Termination and pursuant to any other requirements of this Agreement and, for purposes of this Agreement, no such purported termination will be effective; or

            (h) any refusal by the Corporation to continue to allow the Executive to attend to matters or engage in activities not directly related to the business of the Corporation which, at any time prior to the Potential Change in Control, the Executive was not expressly prohibited by the Corporation from attending to or engaging in.

The Executive's continued employment does not constitute consent to, or waiver of any rights arising in connection with, any circumstance constituting Good Reason. Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason hereunder shall cease to be an event constituting Good Reason if the Executive does not provide a Notice of Termination to the Corporation within one hundred eighty days of the date that the Executive first becomes aware of the occurrence of such event. Termination by the Executive of his employment for Good Reason as defined hereunder will constitute Good Reason for all purposes of this Agreement, even if the Executive may also thereby be deemed to have "retired" under any applicable retirement programs of the Corporation.

Gross-Up Payment

            "Gross-Up Payment" shall mean an amount payable to the Executive such that, after the payment of all Taxes attributable to any item of compensation subject to gross-up under this Agreement by the Corporation, there remains a balance sufficient to pay the Taxes being reimbursed.

Person

            A "Person" shall mean any individual, corporation, partnership, group, association or other "person," as such term is used in Paragraph 14(d) of the Exchange Act, other than the Corporation, any Affiliate or any benefit plan sponsored by the Corporation or an Affiliate.

Potential Change in Control

            A "Potential Change in Control" shall be the first of the following events to occur:

            (a) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

            (b) any Person (including the Corporation) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; or

            (c) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing fifteen percent or more of the combined voting power of the Corporation's then outstanding securities, increases its beneficial ownership of such securities by one percentage point or more over the percentage so owned by such Person on the Effective Date, other than an increase in ownership percentage due to the payment of dividends by the issuance of additional securities of the Corporation; or

            (d) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

The Board shall not be precluded from adopting a resolution to the effect that, for purposes of this Agreement, it is the good faith opinion of the Board that a Potential Change in Control has been abandoned and that a Potential Change in Control no longer exists.

An event shall not be a Potential Change in Control for purposes of this Agreement if a Change in Control does not occur within twelve months of such event.

Successor

            A "Successor" shall mean any Person that succeeds to, or has the practical ability to control (either immediately or solely with the passage of time), the Corporation's business directly, by merger, consolidation or other form of business combination, or indirectly, by purchase of the Corporation's outstanding securities ordinarily having the right to vote at the election of directors, all or substantially all of its assets or otherwise.

Taxes

            "Taxes" shall mean the incremental federal, state and local income, excise and other taxes (including Excise Taxes), penalties and interest payable by the Executive with respect to any applicable item of income.

Termination Date

            "Termination Date" shall mean: (1) in the case of an employment termination by the Corporation for Cause or by the Executive for Good Reason, the date specified as the Executive's last day of employment in the Notice of Termination, which shall not be less than ten business days after the date such Notice of Termination is deemed given in accordance with Paragraph 18, or (2) in any other case, the last day worked by the Executive as reflected on the Corporation's payroll records. Notwithstanding the foregoing, if the Corporation terminates the Executive's employment for Cause and the Executive has not previously expressly agreed in writing to the termination, then within the thirty day period after the Executive's receipt of the Notice of Termination, the Executive may notify the Corporation that a dispute exists concerning the termination, in which event the Termination Date will be the date set either by mutual written agreement of the parties or by the arbitrators or a court under the dispute resolution provisions in Paragraph 25. During the pendency of any such dispute, the Executive will continue to make himself available to provide services to the Corporation and the Corporation will continue to pay the Executive his full compensation and benefits in effect immediately prior to the date on which the Notice of Termination is given (without regard to any changes to such compensation or benefits which constitute Good Reason) and until the dispute is resolved in accordance with Paragraph 25. The Executive will be entitled to retain the full amount of any such compensation and benefits without regard to the resolution of the dispute unless the arbitrators or judge decide(s) that the Executive's claim of a dispute was frivolous or advanced by the Executive in bad faith.